[GRAPHIC OMITTED]
FOR IMMEDIATE RELEASE                                Contact:  Paul H. Riss, CEO
                                                               phriss@elec.net
                                                               914-682-0214

        Bankruptcy Court Approves eLEC's Purchase of Telecarrier Services


White Plains, NY...April 15, 2004--- eLEC Communications Corp. (OTCBB:ELEC), a provider of local and long distance telephone service, today announced that is has received approval from the United States Bankruptcy Court for the Southern District of New York to purchase Telecarrier Services, Inc. Telecarrier is a wholly-owned subsidiary of eLEC that had filed for Chapter 11 bankruptcy protection on July 29, 2002. eLEC will acquire 100% of the stock of the reorganized Telecarrier through the confirmed plan of reorganization.

As a wholly-owned subsidiary of eLEC, Telecarrier's financial statements have been included as a part of the consolidated financial statements of eLEC. The purchase will allow the entire customer base of Telecarrier, including approximately 4,300 local access lines, to remain a part of eLEC. The purchase price was $325,000.

eLEC's CEO, Paul Riss, stated, "We are pleased that Telecarrier will be able to emerge from Chapter 11 protection and remain a component of our operations. During the first quarter of fiscal 2004, Telecarrier contributed revenues of approximately $576,000 and net income of approximately $42,000 to our consolidated financial statements. By eliminating payables from our consolidated balance sheet through the reorganization process, we estimate that we will record a gain of approximately $923,000."

"Once again, we have taken steps to improve our financial condition and increase working capital," continued Riss. "We look forward to taking advantage of this emergence from bankruptcy to further grow the Telecarrier business."

eLEC Communications Corp. is a competitive local exchange carrier that offers local and long distance calling plans to small business and residential customers. For more information on products and offerings, visit eLEC's web site at www.elec.net.

                                    ********

This release contains forward-looking statements that involve risks and uncertainties. eLEC's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in eLEC's Annual Report on Form 10-KSB for the year ended November 30, 2003, Quarterly Report on Form 10-QSB for the three months ended February 29, 2004 and any subsequent SEC filings.